Exhibit 21
SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

Name	Incorporation	Business Name
Comstock Oil & Gas GP, LLC	Nevada	Comstock Oil & Gas GP, LLC

Comstock Oil & Gas Investments, LLC	Nevada	Comstock Oil & Gas Investments, LLC

Comstock Oil & Gas, LP(1)	Nevada	Comstock Oil & Gas, LP

Comstock Oil & Gas Holdings, Inc.(2)	Nevada	Comstock Oil & Gas Holdings, Inc.

Comstock Oil & Gas — Louisiana, LLC(3)	Nevada	Comstock Oil & Gas — Louisiana, LLC

Comstock Offshore, LLC(4)	Nevada	Comstock Offshore, LLC

(1)	Comstock Oil & Gas GP, LLC is the general partner and Comstock Oil & Gas Investments, LLC is the limited partner of this partnership

(2)	100% owned by Comstock Oil & Gas, LP

(3)	Subsidiary of Comstock Oil & Gas Holdings, Inc.

(4)	Subsidiary of Comstock Oil & Gas — Louisiana, LLC